Exhibit 99

ACADIA HEALTHCARE UPDATES PLGL RESERVES FOLLOWING

ANNUAL ACTUARIAL REVIEW, LOWERS 2025 GUIDANCE

Adjusted EBITDA Guidance Reduced by $49M and EPS by $0.41, Driven Entirely by an Increase in Professional and General Liability Expenses

FRANKLIN, Tenn. (December 2, 2025) – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced an update to its professional and general liability (“PLGL”) reserves, following its annual, third-party actuarial review of anticipated PLGL costs. This update reflects higher expected expenses associated primarily with patient-related litigation.

As a result, the Company now expects full-year 2025 Adjusted EBITDA in the range of $601 million to $611 million, compared to its prior guidance of $650 million to $660 million, reflecting an incremental $49 million of PLGL expense identified in the final actuarial report. Adjusted earnings per share guidance has also been revised to $1.94 to $2.04, down from the previous range of $2.35 to $2.45.

“As noted on our November 6, 2025, earnings call, we anticipated additional PLGL pressure in 2025 due to trends observed across our industry; however, the magnitude identified in the final actuarial report exceeded our expectations,” said Todd Young, Chief Financial Officer of Acadia.

PLGL Expense

The Company now projects 2025 PLGL expense of approximately $116 million, compared to $54 million in 2024, representing a year-over-year increase of approximately $62 million.

Consistent with broader industry trends, this increase is primarily driven by:

1.	Higher expected settlement costs for claims related to policy years prior to September 1, 2024;
2.	A 168% increase in claim frequency during the 2025 policy year (September 1, 2024, to August 31, 2025) versus the 2024 policy year;
3.	Elevated incurred-but-not-reported (“IBNR”) reserves, reflecting the increased claims activity; and
4.	Less favorable reinsurance coverage terms versus prior years.

Based on current trends, the Company has assumed that the number of claims for the 2026 policy year (September 1, 2025, through August 31, 2026) will remain at roughly the same level as the 2025 policy year.

Acadia expects its net PLGL liability at year-end 2025 to increase significantly from the $78 million it had on its balance sheet on December 31, 2024, to $145 million to $165 million on December 31, 2025. For 2026, PLGL expense is expected to range between $100 million and $110 million.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

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About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States (the “U.S.”). As of September 30, 2025, Acadia operated a network of 278 behavioral healthcare facilities with approximately 12,500 beds in 40 states and Puerto Rico. With approximately 25,500 employees serving more than 82,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Description of Business

Unless the context otherwise requires, all references herein to “Acadia,” “the Company,” “we,” “us” or “our” mean Acadia Healthcare Company, Inc. and its consolidated subsidiaries. Acadia Healthcare Company, Inc. is a holding company whose direct and indirect subsidiaries own and operate acute inpatient psychiatric facilities, specialty treatment facilities, comprehensive treatment centers, residential treatment centers and facilities providing outpatient behavioral healthcare services to serve the behavioral healthcare and recovery needs of communities throughout the U.S. and Puerto Rico. The terms “facilities,” “centers,” “clinics,” and “hospitals” refer to entities owned, operated, or managed by subsidiaries of Acadia Healthcare Company, Inc. References herein to “employees” refer to employees of subsidiaries of Acadia Healthcare Company, Inc.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our strategy, growth, anticipated operating results for future periods and our share repurchase program. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (“OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) changes in expectations resulting from actuarial and other reviews of our liability reserves and other aspects of our business; (vi) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vii) potential disruptions to our information technology systems or a cybersecurity incident; and (viii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes, including, without limitation, due to OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the Securities and Exchange Commission.

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ACHC Lowers 2025 Guidance

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Contact:

Patrick Feeley

Senior Vice President, Investor Relations

(615) 861-6000

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